Exhibit 10.2

TRANSENTERIX, INC.
EMPLOYMENT INDUCEMENT PERFORMANCE RESTRICTED STOCK UNIT

AWARD AGREEMENT

This EMPLOYMENT INDUCEMENT PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated as of August 24, 2020 (the “Date of Grant”), is made by TransEnterix, Inc., a Delaware corporation (the “Company”), to Shameze Rampertab (the “Participant”).

RECITALS

This Award is an employment inducement award exempt from the stockholder approval requirements under the NYSE American Company Guide Section 711(a). This Agreement, along with other Employment Inducement awards made to the Participant as of the Date of Grant shall collectively constitute the “Plan” for purposes of the NYSE American rules, the Ontario Employment Standards Act, 2000 (“ESA”) and, if applicable, the securities regulations and laws of Ontario.

The provisions set forth in the Amended and Restated Incentive Compensation Plan of the Company, including its appendices, as adopted or amended from time to time (the “TransEnterix Plan”) related to Deferred Stock Awards that are not set forth in this Agreement are hereby deemed incorporated by reference into this Plan. Defined terms used in this Agreement without definition have the meanings set forth in the TransEnterix Plan; provided, however, that the following changes apply to this Plan:

(a)     the definition of “Disability” for purposes of this Plan is set forth in the Employment Agreement between the Participant and TransEnterix Canada, Inc., entered into on August 14, 2020 (the “Employment Agreement”) and not in the TransEnterix Plan;

(b)     the definition of “Continuous Service” in the TransEnterix Plan is amended to also refer to any ESA job-protected leave as a leave that does not interrupt such Continuous Service; and

(c)     the definition of “Termination of Employment” for purposes of this Plan is set forth in the Employment Agreement and not in the TransEnterix Plan.

The Board of Directors has determined that it is in the best interests of the Company and its stockholders to grant the restricted stock unit award provided for herein to the Participant pursuant to the terms set forth herein as an incentive for the Participant to contribute to the Company’s future success and prosperity.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.            Award of the Restricted Stock Units.

(a)     The Company hereby grants to the Participant 20,000 performance-based restricted stock units (“Restricted Stock Units”), representing the right to receive an equal number of shares of common stock of the Company (the “Shares”), upon the lapse of forfeiture restrictions (“vesting”) of some or all of such Restricted Stock Units, subject to the terms and conditions set forth in this Agreement.

(b)     The Restricted Stock Units as awarded to the Participant are subject to the terms and conditions set forth in the TransEnterix Plan, including the discretion of the Committee under the TransEnterix Plan, subject to any specific provisions set forth in this Agreement. A copy of the Plan and the TransEnterix Plan are attached to this Agreement and made a part hereof.

(c)     Upon vesting of the Restricted Stock Units, the Restricted Stock Units will be settled by a delivery of Shares. No dividend equivalents are authorized as part of the award of these Restricted Stock Units.

(d)     Prior to vesting of the Restricted Stock Units pursuant to Sections 2 or 3 of this Agreement: (i) the Participant shall not be treated as a stockholder as to Shares issuable to the Participant with respect to such Restricted Stock Units, and shall only have a contractual right to receive such Shares following such vesting, unsecured by any assets of the Company or its Subsidiaries; (ii) the Participant shall not be permitted to vote the Restricted Stock Units or the Shares issuable with respect to such Restricted Stock Units; and (iii) the Participant’s right to receive such Shares following vesting of the Restricted Stock Units shall be subject to the adjustment provisions set forth in Section 10(c) of the TransEnterix Plan. The Restricted Stock Units shall be subject to all of the restrictions hereinafter set forth.

2.            Vesting.

(a)     Except as otherwise provided in Section 3 hereof, the Restricted Stock Units shall vest one-third on each of July 1, 2021, 2022 and 2023 (each, a “Vesting Date”), subject to the Participant’s Continuous Service through such Vesting Date and subject to satisfaction of the Performance Vesting Factor. For purposes of this Agreement, “Performance Vesting Factor” means that, during the performance period beginning on August 24, 2020 and ending on the third anniversary of such grant date (the “Performance Period”), the Company’s common stock closing price must be equal to or exceed $1.00 for twenty consecutive trading days. If the Performance Vesting Factor is achieved prior to the first Vesting Date, then the Restricted Stock Units will vest in full and be earned on each Vesting Date. If the Performance Vesting Factor is not earned before any Vesting Date, the Restricted Stock Units that would vest on such Vesting Date shall be considered vested but not earned until the Performance Vesting Factor is met. Any vested but unearned Restricted Stock Units will fully vest and be earned on the next Vesting Date by which the Performance Vesting Factor is satisfied, or, if later, on the last day of the Performance Period; provided, that if the Participant has vested but unearned Restricted Stock Units and ceases providing Continuous Service during the Performance Period for any reason other than termination for Cause, but after the date the Performance Vesting Factor is satisfied, the vested but unearned Restricted Stock Units will fully vest and be earned and the Shares will be issued as of the date of termination of service. If the Performance Vesting Factor is not satisfied by the end of the Performance Period, the Restricted Stock Units shall be forfeited and shall not vest. The Performance Vesting Factor shall be adjusted if the Company engages in any stock split, reverse stock split or other capitalization affecting all common stock during the Performance Period. Notwithstanding any other governing provision of the Plan or the TransEnterix Plan, if the ESA is applicable to the Participant on the termination of the Participant’s employment by the Company or in a circumstance in which the Participant is entitled to notice of termination pursuant to the ESA, the Participant’s “Continuous Service” shall end at the time defined in this Plan or on the expiry of the minimum notice of termination period required by the ESA, whichever is later. No period of common law notice (if applicable) or any other notice shall be deemed to constitute “Continuous Service” unless and only to the extent expressly agreed to by the Company in writing at the time of termination of the Participant’s employment.

(b)     Notwithstanding any other provision of the Plan, the TransEnterix Plan or this Agreement to the contrary, until the restrictions set forth in this Section 2 have lapsed, the Restricted Stock Units may not be transferred, assigned or otherwise encumbered other than in accordance with the applicable provisions of Sections 6 and 9 hereof.

3.            Change in Control. The provisions of Article 9 of the TransEnterix Plan shall apply to the Restricted Stock Units under this Agreement.

4.            Issuance of Certificates. Following the applicable vesting date with respect to the Restricted Stock Units, and subject to the terms and conditions of the TransEnterix Plan, the Company will issue a stock certificate for the Shares issuable with respect to such vested Restricted Stock Units. Such issuance shall take place as soon as practicable following the applicable vesting date (but in no event later than two and one-half months following the end of the calendar year in which the vesting date occurs). The certificates representing the Shares issued in respect of the Restricted Stock Units shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal, provincial or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If no such stop transfer orders or other restrictions are determined to be necessary, the Shares can be issued in book-entry form.

5.           No Right to Continued Employment. Neither the Plan, the TransEnterix Plan nor this Agreement shall confer on the Participant any right to be retained, in any position, as an employee, consultant or director of the Company.

6.         Transferability.

(a)     The Restricted Stock Units are not transferable and may not be sold, assigned, transferred, disposed of, pledged or otherwise encumbered by the Participant, other than by will or the laws of descent and distribution. Upon such transfer (by will or the laws of descent and distribution), such transferee in interest shall take the rights granted herein subject to all the terms and conditions hereof.

(b)     Subject to Section 6(a) hereof, in order to comply with any applicable securities laws, the Participant agrees that the Shares issued to the Participant with respect to vested Restricted Stock Units shall only be sold by the Participant following registration of such Shares under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom and in accordance with applicable Ontario securities laws.

7.           Representations and Warranties of Participant. The Participant represents and warrants that (i) he is an employee of the Company and/or a Subsidiary, and (ii) his participation in this distribution is voluntary.

8.           Prospectus Exemption. For purposes of compliance with National Instrument 45-106 - Prospectus Exemptions, the prospectus requirement does not apply to a distribution by an issuer in a security of its own issue with an employee, executive officer, director or consultant of the issuer or a related entity of the issuer provided participation in the distribution is voluntary, and accordingly, the Shares with respect to vested Restricted Stock Units, acquired under the Plan are acquired pursuant to the prospectus exemptions under Ontario securities laws.

9.           Resale Restrictions. Shares with respect to vested Restricted Stock Units are subject to certain restrictions on resale imposed by Ontario securities laws. Notwithstanding any provision of the Plan to the contrary, any transfer or resale of any Shares with respect to vested Restricted Stock Units must be in accordance with the resale rules under Ontario Securities Commission Rule 72-503 Distributions Outside of Canada (“72-503”), if the Participant is a resident in the Province of Ontario. In Ontario, the prospectus requirement does not apply to the first trade of Shares with respect to vested Restricted Stock Units, provided the conditions set forth in section 2.8 of 72-503 are satisfied. The Participant is advised to consult their legal advisor prior to any resale of Shares.

10.         Withholding. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the Restricted Stock Units, an amount equal to the federal, state, provincial or local taxes the Company determines it is required to withhold with respect to the Restricted Stock Units. Such payment shall be made in the form of cash

11.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof; provided, however, that the applicable provisions of ESA and the securities regulations and the laws of the Province of Ontario, and the Federal laws of Canada applicable therein, shall control to the extent required by such laws.

12.         Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, except as otherwise provided in Section 14 of this Agreement regarding permitted unilateral action by the Committee or in Section 10(e) of the TransEnterix Plan related to amendments or alterations that do not adversely affect the rights of the Participant in this Award.

13.         Administration. This Agreement shall at all times be interpreted in accordance with the terms and conditions of the TransEnterix Plan as if set forth herein. The Committee shall have sole and complete discretion under this Agreement with respect to all matters reserved to it by the TransEnterix Plan and decisions of the Committee with respect thereto and this Agreement shall be final and binding upon the Participant and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan or the TransEnterix Plan, the provisions of this Agreement shall control. The Committee has the authority and discretion to determine any questions which arise in connection with the award of the Restricted Share Units hereunder.

14.         Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement.

15.         Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and may be delivered by such method as may be permitted by the Company, and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Participant, to the Participant’s address as shown in the records of the Company or to such other address as may be designated in writing (or by such other method approved by the Company) by either party.

16.         Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Company and the Participant hereby execute this Agreement.

TRANSENTERIX, INC.

By:	/s/ Anthony Fernando
Name:	Anthony Fernando
Title:	President and Chief Executive Officer
Date:	August 24, 2020

Accepted:

PARTICIPANT

By:	/s/ Shameze Rampertab
Name:	Shameze Rampertab
Date:	August 24, 2020

[Inducement PRSU Award]